Exhibit 99.2

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director of Investor Relations & Corporate Marketing

(978) 326-4058

investorrelations@analogic.com

Analogic Board of Directors Authorizes Stock Repurchase

PEABODY, MASS. (December 9, 2010) – Analogic Corporation (NASDAQ: ALOG), a leading provider of medical imaging and aviation security technology, announced today that its Board of Directors has authorized the repurchase of up to $30 million of the Company’s common stock.

The repurchase program will be funded using the Company’s available cash. As of October 31, 2010, Analogic had cash and cash equivalents of approximately $176 million. The Company had approximately 12.8 million shares of common stock outstanding as of November 30, 2010.

Jim Green, Analogic’s president and CEO, commented, “We believe the repurchase of Analogic stock represents an excellent financial investment and demonstrates the confidence we have in our long-term strategy. We believe the stock repurchase is an appropriate use of our funds and is in the best interest of our shareholders.”

Statements in this press release regarding the Company’s intention to repurchase shares of its common stock under the stock repurchase program, the intended use of any repurchased shares, and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company’s stock prevailing from time to time, the Company’s cash flows from operations, general economic conditions, and other factors identified in the Company’s most recent Annual Report on Form 10-K filed with the SEC.

About Analogic

Analogic (NASDAQ: ALOG), headquartered in Peabody, Mass., is a high-technology company that designs and manufactures advanced medical imaging and security systems and subsystems sold to original equipment manufacturers (OEMs) and end users in the healthcare and homeland security markets. We are recognized worldwide for advancing state-of-the-art technology in the areas of computed tomography (CT), magnetic resonance imaging (MRI), digital mammography, ultrasound, and automatic explosives detection for airport security. Our OEM customers incorporate our technology into systems that they in turn sell for various medical and security applications. We also sell our ultrasound products directly to clinical end-user markets through our direct worldwide sales force under the brand name BK Medical. For more information, visit www.analogic.com.

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